Exhibit 99(a)

Contacts:	Maureen Locus, Media Relations	Tony Laday, Investor Relations
	(800) 775-7290	(972) 770-8890

BRINKER INTERNATIONAL REPORTS INCREASES IN FIRST QUARTER FISCAL 2013 EPS

AND COMPARABLE RESTAURANT SALES

DALLAS (Oct. 24, 2012) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal first quarter ended Sept. 26, 2012.

Highlights include the following:

•	Earnings per diluted share, excluding special items, increased 23.3 percent to $0.37 compared to $0.30 for the first quarter of fiscal 2012 (see non-GAAP reconciliation below)

•	On a GAAP basis, earnings per diluted share increased 28.6 percent to $0.36 compared to $0.28 for the first quarter of fiscal 2012

•

Chili’s comparable restaurant sales increased 2.8 percent, representing the sixth consecutive quarterly increase, and guest traffic increased 0.4 percent, representing the seventh consecutive quarterly increase

•	Maggiano’s comparable restaurant sales increased 0.9 percent, representing the eleventh consecutive quarterly increase

•	Company sales increased 2.5 percent to $663.7 million and restaurant operating margin[1] improved approximately 150 basis points to 14.6 percent from 13.1 percent

•	The company repurchased approximately 2.5 million shares of its common stock for $86.3 million in the first quarter

•	The company paid a dividend of 16 cents per share in the first quarter, an increase of 14.3 percent over the prior year quarter

•	For the first three months of fiscal 2013, cash flows provided by operating activities were $32.9 million and capital expenditures totaled $37.0 million

“Brinker delivered 23 percent EPS growth during the quarter by increasing operational efficiencies and growing top line sales that outpaced the industry,” said Doug Brooks, President and Chief Executive Officer. “Our long term strategies continue to strengthen our business model, help us drive more predictable and sustainable growth, and give us confidence we’ll deliver on our long term promise to double EPS to $2.75 to $2.80.”

[1]	Effective for the fiscal first quarter ended Sept. 26, 2012, revenues are reported in two separate captions - Company sales and Franchise and other revenues. Restaurant operating margin is now defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses.

Table 1: Monthly and Q1 comparable restaurant sales

Q1 13 and Q1 12, company-owned, reported brands and franchise; percentage

	Jul	Aug	Sep	Q1 13	Q1 12
Brinker International	3.7	2.1	1.6	2.6	1.9
Chili’s Company-Owned
Comparable Restaurant Sales	3.9	2.0	2.2	2.8	1.7
Pricing Impact	1.3	1.4	1.5	1.4	1.3
Mix-Shift	1.6	1.1	0.0	1.0	(1.5)
Traffic	1.0	(0.5)	0.7	0.4	1.9
Maggiano’s
Comparable Restaurant Sales	2.2	2.7	(2.3)	0.9	3.5
Pricing Impact	2.7	2.6	2.3	2.6	1.8
Mix-Shift	1.1	1.0	0.6	0.8	(0.4)
Traffic	(1.6)	(0.9)	(5.2)	(2.5)	2.1

Franchise[1]				2.9	2.0
Domestic Comparable Restaurant Sales				3.7	0.2
International Comparable Restaurant Sales				1.1	7.5

System-wide[2]				2.7	2.0

[1]

Revenues generated by franchisees are not included in revenues on the consolidated statements of income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchisee comparable restaurants revenues provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

[2]	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchisee operated restaurants.

Quarterly Operating Performance

CHILI’S first quarter company sales of $581.3 million represent a 2.7 percent increase from $566.1 million in the prior year period driven by increased menu prices, favorable mix shift and improved guest traffic. Restaurant expense benefited from lower repair and maintenance expense, credit card fees and utilities expense, as well as sales leverage on fixed costs related to higher revenue. Restaurant labor was positively impacted by sales leverage related to higher revenue and improved labor productivity from the installation of new kitchen equipment, partially offset by increased overtime incurred to support these installations. Cost of sales was flat for the quarter as increased menu pricing and favorable commodity pricing on produce, dairy and poultry offset unfavorable commodity pricing and product mix primarily related to meat.

MAGGIANO’S first quarter company sales of $82.4 million increased 0.9 percent, primarily driven by menu pricing and mix. Restaurant operating margin improved compared to prior year primarily due to improved cost of sales. Cost of sales was favorably impacted by decreased commodity usage from efforts to reduce waste, increased menu pricing and menu item changes. Restaurant operating margin was also positively impacted by lower credit card fees, utilities expense and sales leverage on fixed costs related to higher revenue.

FRANCHISE AND OTHER revenues totaled $19.8 million for the quarter, a decrease of 3.9 percent over the prior year driven primarily by a decrease in gift card breakage income due to increased gift card usage, partially offset by an increase in royalty revenues. Domestic franchise comparable restaurant sales increased 3.7 percent while international comparable restaurant sales increased 1.1 percent. Brinker franchisees generated approximately $399 million in sales1 for the first quarter of fiscal 2013.

[1]	Royalty revenues are recognized based on the sales generated and reported to the company by franchisees.

“During the first quarter, Brinker once again achieved positive comp sales and margin improvement,” said Guy Constant, Executive Vice President and Chief Financial Officer. “Our balanced approach of delivering every day value to our guests and increasing profitability in our restaurants continues to drive ongoing shareholder value and create a strong financial position for the company.”

Other

Depreciation and amortization expense increased $1.4 million for the quarter primarily due to investments in existing restaurants and asset replacements, partially offset by an increase in fully depreciated assets.

General and administrative expense increased $4.5 million for the quarter primarily due to an increase in stock-based and other compensation costs.

Excluding the impact of special items, the effective income tax rate increased to 31.2 percent in the current quarter from 30.2 percent in the same quarter last year driven by increased earnings. On a GAAP basis, the effective income tax rate increased to 31.1 percent in the current quarter as compared to 29.8 percent in the same quarter last year primarily due to increased earnings.

Non-GAAP Reconciliation

The company believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Table 2: Reconciliation of net income excluding special items

Q1 13 and Q1 12; $ millions and $ per diluted share after-tax

	Q1 13	EPS Q1 13	Q1 12	EPS Q1 12
Net Income	27.9	0.36	23.6	0.28
Other (Gains) and Charges[1]	0.2	0.01	1.1	0.02

Net Income excluding Special Items	28.1	0.37	24.7	0.30

[1]	Pre-tax Other gains and charges was $0.4 million and $1.7 million in the first quarter of fiscal 2013 and 2012, respectively.

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (Oct. 24). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Nov. 21, 2012.

Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.

Forward Calendar

•	SEC Form 10-Q for first quarter fiscal 2013 filing on or before Nov. 5, 2012; and

•	Second quarter earnings release, before market opens, Jan. 22, 2013.

About Brinker

Brinker International Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,585 restaurants under the names Chili’s® Grill & Bar (1,540 restaurants) and Maggiano’s Little Italy® (45 restaurants). Brinker also holds a minority investment in Romano’s Macaroni Grill®.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

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BRINKER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended
	Sept. 26, 2012	Sept. 28, 2011

Revenues:
Company sales	$663,668	$647,755
Franchise and other revenues (a)	19,839	20,647

Total revenues	683,507	668,402

Operating Costs and Expenses:
Company restaurants
Cost of sales	184,695	181,618
Restaurant labor	218,866	215,945
Restaurant expenses	163,053	165,565

Company restaurant expenses	566,614	563,128
Depreciation and amortization	32,629	31,183
General and administrative	37,273	32,819
Other gains and charges (b)	447	1,685

Total operating costs and expenses	636,963	628,815

Operating income	46,544	39,587

Interest expense	6,889	7,048
Other, net	(797)	(1,092)

Income before provision for income taxes	40,452	33,631

Provision for income taxes	12,588	10,010

Net income	$27,864	$23,621

Basic net income per share	$0.38	$0.29

Diluted net income per share	$0.36	$0.28

Basic weighted average shares outstanding Basic weighted average shares outstanding	73,903	81,744

Diluted weighted average shares outstanding shares outstanding	76,558	83,583

(a)	Franchise and other revenues includes royalties, development fees and franchise fees, banquet service charge income, and gift card activity (breakage and discounts).
(b)	Current quarter Other gains and charges primarily includes $0.4 million in lease termination charges related to prior year closures. In the first quarter of fiscal 2012, Other gains and charges primarily includes a $2.5 million charge related to litigation and $0.7 million in lease termination charges, partially offset by a $1.3 million gain on the sale of land.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Sept. 26, 2012	June 27, 2012
	(Unaudited)
ASSETS
Current assets	$190,639	$194,846
Net property and equipment (a)	1,043,953	1,043,564
Total other assets	197,264	197,662

Total assets	$1,431,856	$1,436,072

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$27,397	$27,334
Current liabilities	329,239	374,415
Long-term debt, less current installments	671,031	587,890
Other liabilities	136,100	136,560
Total shareholders’ equity	268,089	309,873

Total liabilities and shareholders’ equity	$1,431,856	$1,436,072

(a)	At Sept. 26, 2012, the company owned the land and buildings for 188 of the 865 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $141.0 million and $121.2 million, respectively.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Sept. 26, 2012	Sept. 28, 2011
Cash Flows From Operating Activities:
Net income	$27,864	$23,621
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,629	31,183
Restructure charges and other impairments	447	3,029
Stock-based compensation	6,521	3,918
Net loss (gain) on disposal of assets	945	(364)
Changes in assets and liabilities	(35,466)	(30,534)

Net cash provided by operating activities	32,940	30,853

Cash Flows from Investing Activities:
Payments for property and equipment	(37,001)	(27,662)
Proceeds from sale of assets	649	2,523
Investment in equity method investees	—	(729)

Net cash used in investing activities	(36,352)	(25,868)

Cash Flows from Financing Activities:
Borrowings on revolving credit facility	90,000	—
Purchases of treasury stock	(86,331)	(77,822)
Proceeds from issuances of treasury stock	17,855	3,449
Payments of dividends	(12,803)	(12,222)
Payments on long-term debt	(6,595)	(5,312)
Excess tax benefits from stock-based compensation	6,493	662
Proceeds from issuance of long-term debt	—	70,000
Payments for deferred financing costs	—	(1,620)

Net cash provided by (used in) financing activities	8,619	(22,865)

Net change in cash and cash equivalents	5,207	(17,880)
Cash and cash equivalents at beginning of period	59,103	81,988

Cash and cash equivalents at end of period	$64,310	$64,108

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	First Quarter Net Openings/(Closings) Fiscal 2013	Total Restaurants Sept. 26, 2012	Projected Openings Fiscal 2013

Company-Owned Restaurants:
Chili’s	—	821	—
Maggiano’s	—	44	—

	—	865	—

Franchise Restaurants:
Chili’s	(5)	453	2-3
International (a)	9	267	30-35

	4	720	32-38

Total Restaurants:
Chili’s	(5)	1,274	2-3
Maggiano’s	—	44	—
International (a)	9	267	30-35

	4	1,585	32-38

(a)	At Sept. 26, 2012, international franchise restaurants by brand were 266 Chili’s and one Maggiano’s.

FOR ADDITIONAL INFORMATION, CONTACT:

TONY LADAY

INVESTOR RELATIONS

(972) 770-8890

6820 LBJ FREEWAY

DALLAS, TEXAS 75240